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                                                                      Exhibit 16

                          [ARTHUR ANDERSEN LLP LETTERHEAD]


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

April 12, 2002

Dear Sir/Madam:

We have read the first paragraph of Item 4 included in the Form 8-K dated April 12, 2002 of BioTransplant, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andsersen LLP

Arthur Andersen LLP


cc: Mr. Rick Capasso, Vice President, Finance and Treasurer,
    BioTransplant, Inc.